UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 24, 2015

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Wednesday, May 6, 2015, at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas. The meeting will start at 9:00 a.m., Central time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 24, 2015, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2015 proxy statement and annual report for the fiscal year ended December 31, 2014. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. will be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas, on Wednesday, May 6, 2015, at 9:00 a.m., Central time, for the following purposes:

1.	To elect the 12 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve our executive compensation on an advisory basis; and

4.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on March 9, 2015, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 24, 2015

By Order of the Board of Directors,

JONATHAN M. GOTTSEGEN

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 6, 2015. Prior to May 6, 2015, the Notice and Proxy Statement for the 2015 Annual Meeting of Stockholders and the Company’s 2014 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at http://www.unitedrentals.com/index.php/investor/.

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 24, 2015

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2015 annual meeting of stockholders to be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas, on Wednesday, May 6, 2015, at 9:00 a.m., Central time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this proxy statement and our 2014 annual report to stockholders available to our stockholders on the Internet. On March 24, 2015, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and our 2014 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable, readable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our annual meetings, and reduce the environmental impact of such meetings. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 9, 2015.

Voting Securities Outstanding on Record Date

As of the record date, there were 96,857,859 shares of our common stock outstanding and entitled to vote. From April 22 to May 5, 2015, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

•

VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Tuesday, May 5, 2015.

•

BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 5, 2015.

•

BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Tuesday, May 5, 2015.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

If you are a participant in the URI 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee, and you have the right to provide voting instructions to the plan trustee by submitting your voting instruction card for those shares that are held by the plan and allocated to your plan account. For your voting instructions to be processed, they must be received by 11:59 p.m., Eastern time, on Sunday, May 3, 2015.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

If you are a participant in the URI 401(k) Plan, you may not vote plan shares in person at the annual meeting because the plan trustee submits one proxy to vote all shares held by the plan.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Rosewood Crescent Hotel at 1-214-871-3200 or visiting its website at http://www.rosewoodhotels.com/en/crescent-hotel-dallas/location/getting-around.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted:

•	FOR the election of all 12 nominees for director named in “Proposal 1—Election of Directors”

•	FOR “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” and

•	FOR “Proposal 3—Advisory Approval of the Company’s Executive Compensation”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1 and 3 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

If you are a participant in the URI 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee. If you sign and return the voting instruction card but otherwise leave it blank or if you do not otherwise provide voting instructions to the plan trustee by mail, Internet or telephone, your shares will be voted by the plan trustee:

•	FOR the election of all 12 nominees for director named in “Proposal 1—Election of Directors”

•	FOR “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” and

•	FOR “Proposal 3—Advisory Approval of the Company’s Executive Compensation”

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Tuesday, May 5, 2015, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Tuesday, May 5, 2015, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Tuesday, May 5, 2015.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Participants in the URI 401(k) Plan who wish to revoke or change voting instructions provided to the plan trustee must follow the instructions of the trustee in order to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of the Company’s Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

The Board unanimously recommends that you vote:

•	FOR the election of all 12 nominees recommended by the Board;

•	FOR the ratification of the appointment of our independent registered public accounting firm; and

•	FOR the resolution approving the compensation of our named executive officers on an advisory basis.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 13 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Pierre E. Leroy, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, James H. Ozanne, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

On March 18, 2015, Mr. Leroy informed the Company that he would not stand for re-election at the 2015 annual meeting. Therefore, the Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated each of the aforementioned directors to stand for re-election, and all such directors will stand for re-election other than Mr. Leroy. We thank Mr. Leroy for his years of service on the Board and his dedication to the Company. The size of our Board will be reduced to 12 members immediately following the 2015 annual meeting.

Election of 12 Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Leroy, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush will expire at the 2015 annual meeting. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush to stand for re-election at the annual meeting.

Each director elected at the 2015 annual meeting will hold office until our 2016 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our corporate governance guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating and Corporate Governance Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2015 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush to hold office until the 2016 annual meeting of stockholders (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position
Michael J. Kneeland	61	President, Chief Executive Officer and Director
William B. Plummer	56	Executive Vice President and Chief Financial Officer
Matthew J. Flannery	50	Executive Vice President and Chief Operating Officer
Jonathan M. Gottsegen	48	Senior Vice President, General Counsel and Corporate Secretary
Dale A. Asplund	47	Senior Vice President—Business Services and Chief Information Officer
Jessica T. Graziano	42	Vice President—Controller and Principal Accounting Officer
Jenne K. Britell, Ph.D.	72	Chairman and Director
José B. Alvarez	52	Director
Bobby J. Griffin	66	Director
Pierre E. Leroy	66	Director
Singleton B. McAllister	63	Director
Brian D. McAuley	74	Director
John S. McKinney	60	Director
James H. Ozanne	71	Director
Jason D. Papastavrou, Ph.D.	52	Director
Filippo Passerini	57	Director
Donald C. Roof	63	Director
Keith Wimbush	62	Director

Michael J. Kneeland has been our president and chief executive officer and a director of the Company since August 2008, having previously served as our interim chief executive officer since June 2007. Prior to that time, Mr. Kneeland served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon our acquisition of Equipment Supply Company, and was subsequently named vice president—aerial operations and then vice president—southeast region. Mr. Kneeland’s more than 33 years of experience in the equipment rental industry includes a number of senior management positions with Free State Industries, Inc. and Equipment Supply Company. In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., a leading provider of global business news and information services, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., one of the world’s leading producers of aluminum, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc. and UIL Holdings Corporation.

Matthew J. Flannery was appointed as our executive vice president and chief operating officer in April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, direct sales manager and branch manager of the Company. He has over two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

Jonathan M. Gottsegen joined the Company as our senior vice president, general counsel and corporate secretary in February 2009. Before joining the Company, Mr. Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., the world’s largest home improvement retailer, from 2004 to 2009, where he led a team responsible for oversight of the company’s key legal matters. Prior to The Home Depot, Mr. Gottsegen served as securities counsel for Time Warner Inc., a leading media and entertainment company, from 2003 to 2004, where he was responsible for corporate, securities and corporate governance matters. From 1999 to 2003, Mr. Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice. From 1996 to 1999, Mr. Gottsegen was a senior staff attorney with the SEC in its Division of Corporation Finance.

Dale A. Asplund was promoted to our senior vice president—business services and chief information officer in April 2012. Mr. Asplund has been our senior vice president—business services since April 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. His current position also includes management of the Company’s information technology systems. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jessica T. Graziano joined the Company as our vice president—controller and principal accounting officer in December 2014. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and Chairman of the Board in June 2008. Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc.

and previously the U.S.-Russia Investment Fund and the U.S.-Russia Foundation for Entrepreneurship and the Rule of Law. Dr. Britell has also served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp. Dr. Britell was named the 2011 Director of the Year by the National Association of Corporate Directors. She was also named one of six outstanding directors for 2011 by the Outstanding Directors Exchange, a division of the Financial Times. In early 2012, Dr. Britell was elected a member of the Council on Foreign Relations.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc. and previously as a director of Church & Dwight Co., Inc. He holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc. and WESCO International, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Pierre E. Leroy became a director of the Company on April 30, 2012, in connection with our acquisition (the “RSC Transaction”) of RSC Holdings Inc. (“RSC”). Mr. Leroy served as a Director of RSC and RSC Equipment Rental from 2008 to April 2012. Mr. Leroy was previously the Executive Chairman and Chief Executive Officer of Vigilant Solutions. Prior to joining Vigilant Solutions in March 2012, Mr. Leroy served as President of both the Worldwide Construction & Forestry Division and the Global Parts Division of Deere & Company. During his professional career with Deere, he served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer. Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association. He joined Capital One’s Audit and Risk, Compensation, and Governance and Nominating committees in September 2005, July 2006, and April 2006, respectively. Mr. Leroy was a director of Fortune Brands, Inc. from September 2003 until March 2012, where he served on the Audit and Compensation and Stock Option committees. Mr. Leroy also served on the board of ACCO Brands from August 2005 to April 2009, and Nuveen Investments, Inc. from March 2006 to April 2007.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister is a partner of the law firm Husch Blackwell. Before joining Husch Blackwell in May 2014, Ms. McAllister had been a partner in the law firms of Williams Mullen since 2012, Blank Rome LLP since 2010 and LeClairRyan since October 2007. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development and has served in senior positions in the U.S. House of Representatives. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company. Additionally, she previously chaired the National Women’s Business Center. Ms. McAllister is a member of the Council of Foreign Relations and a fellow to the National Academy of Public Administration. She has also served on the Advisory Board of the African Development Foundation and has been appointed Secretary to the Virginia State Board of Elections.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision, Inc. (“PDV”) since August 2004. PDV is a telecommunications software applications and hosting company. He has also been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals, Inc. He also served as a vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990, and as a staff auditor and audit manager at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Ira A. Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

James H. Ozanne became a director of the Company on April 30, 2012, in connection with the RSC Transaction. Mr. Ozanne served as a Director of RSC and RSC Equipment Rental from May 2007 until April 2012 and was the Lead Independent Director of the RSC Board. Mr. Ozanne has served in executive positions in the Financial Services industry since 1972. During this time he has held the positions of Chief Financial Officer, President, Chief Executive Officer and Chairman of several leasing, rental, and consumer finance businesses ranging from full service railcar leasing to general equipment finance and grocery pallet rental. He also served as Executive Vice President of GE Capital responsible for the Consumer Finance and Operating Lease/Asset Management business units. Mr. Ozanne was a Director of Financial Security Assurance Holdings Ltd. and Distributed Energy Systems Corp. He was Vice Chairman and Director of Fairbanks Capital Corp. from 2001 through 2005. He was also Chairman of Source One Mortgage Corporation from 1997 to 1999. Previously, he was President and Chief Executive Officer of Nation Financial Holdings and its predecessor, US WEST Capital. Mr. Ozanne is also a director of ZBB Energy Corporation and NMI Holdings, Inc.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management and at Deutsche Asset Management. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering and is the author of numerous academic publications. He is also a director of XPO Logistics, Inc., one of the largest and fastest growing providers of transportation logistics services in North America.

Filippo Passerini became a director of United Rentals in January 2009. In January 2015, Mr. Passerini began serving as Officer on Special Assignment to the President and CEO of The Procter & Gamble Company. Prior to this, he served as Procter & Gamble Company’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the Procter & Gamble organization, he oversaw over 170 distinct services in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world. Mr. Passerini is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO

Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

Donald C. Roof became a director of the Company on April 30, 2012, in connection with the RSC Transaction. Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc., a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999. Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

Keith Wimbush became a director of the Company in April 2006. Mr. Wimbush most recently served as executive vice president and head, legal search practice, of Seiden Krieger Associates, Inc., an executive search firm, from February 2013 to July 2014. Before joining Seiden Krieger, Mr. Wimbush served as executive vice president and North American head of legal of DHR International, another executive search firm, since April 2011. From 2010 to 2011, he was a managing director of Executive Search Services International, LLC. From 2003 until 2005, Mr. Wimbush was with Korn/Ferry International, where he served as a senior client partner and was also co-practice leader of the firm’s legal specialist group. From 1997 until 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush, who holds a J.D. from Harvard Law School, served as an adjunct professor of law at Thomas Cooley Law School during 2007 and 2008.

See “Corporate Governance Matters—Board Consideration of Director Qualifications” for additional information regarding the specific experience, qualifications, attributes and skills of the directors named herein that led the Board to conclude that each such director should serve as a director of the Company.

BOARD MATTERS

General

Our Board is currently comprised of the following 13 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Pierre E. Leroy, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, James H. Ozanne, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush to stand for re-election at the annual meeting.

Meetings of the Board and its Committees

During 2014, the Board met six times. During 2014, each then-current member of the Board attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition of the five current standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Management Committee and the Strategy Committee. Our Chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Management Committee	Strategy Committee
José B. Alvarez			X		X
Bobby J. Griffin	X			X	Chairman
Michael J. Kneeland					X
Pierre E. Leroy		X			X
Singleton B. McAllister		Chairman	X
Brian D. McAuley		X	Chairman
John S. McKinney	Chairman			X
James H. Ozanne	X			X
Jason D. Papastavrou	X			Chairman
Filippo Passerini			X	X	X
Donald C. Roof	X	X			X
Keith Wimbush		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2014, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document, and other committee charters, on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purposes of the Audit Committee are to:

•

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements; and

•

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McKinney, Griffin, Ozanne (since July 22, 2014) and Roof and Dr. Papastavrou. Mr. Alvarez was a member of the Audit Committee until July 22, 2014. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. McKinney, Ozanne and Roof and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2014, the Audit Committee met eight times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation, (ii) oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation and (iii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Ms. McAllister and Messrs. Leroy, McAuley (since July 22, 2014), Roof (since July 22, 2014) and Wimbush. Mr. Passerini was a member of the Compensation Committee until July 22, 2014. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select, retain and terminate outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation. The

Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2014, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general responsibilities of the Nominating and Corporate Governance Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating and Corporate Governance Committee are Messrs. McAuley, Alvarez, Passerini (since July 22, 2014) and Wimbush and Ms. McAllister. Mr. Ozanne was a member of the Nominating and Corporate Governance Committee until July 22, 2014. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

In 2014, the Nominating and Corporate Governance Committee met three times.

Risk Management Committee

Pursuant to its charter, the Risk Management Committee assists the Board in overseeing the Company’s enterprise-wide risk management practices to the extent not otherwise assigned to the Audit Committee, including (i) the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and (ii) that the risk management infrastructure established by management is capable of managing those risks, in order to effectively support the Company’s strategic and operational objectives while maintaining the Company’s sound financial condition.

The current members of the Risk Management Committee are Dr. Papastavrou and Messrs. Griffin, McKinney, Ozanne (since July 22, 2014) and Passerini. Messrs. McAuley and Roof were members of the Risk Management Committee until July 22, 2014.

In 2014, the Risk Management Committee met four times.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Messrs. Griffin, Alvarez (since July 22, 2014), Kneeland, Leroy, Passerini and Roof (since July 22, 2014). Messrs. McAuley and Ozanne were members of the Strategy Committee until July 22, 2014.

In 2014, the Strategy Committee met five times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The Risk Management Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Risk Management Committee oversees the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Risk Management Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Risk Management Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Compensation Committee, Risk Management Committee, the ERM Council and senior management, the Company’s Internal Audit Department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Risk Management Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit Department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All then-current directors attended the 2014 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Business Conduct

We have adopted a Code of Business Conduct for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Business Conduct or waivers from any provision of the Code of Business Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•

an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•

an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•

part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our corporate governance guidelines, which are more stringent than NYSE rules in this regard. Twelve of our thirteen current directors have been determined by the Nominating and Corporate Governance Committee and the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Bobby J. Griffin; Pierre E. Leroy; Singleton B. McAllister; Brian D. McAuley; James H. Ozanne; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Each such relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

Filippo Passerini became a director of the Company in January 2009. He is currently an officer on special assignment to the President and CEO of The Procter & Gamble Company and formerly served as president of Procter & Gamble’s global business services organization and chief information officer. Procter & Gamble rented equipment from the Company for which the Company received monetary compensation in 2014. Mr. Passerini was not involved in the decision by Procter & Gamble to use the Company’s services. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Passerini had no involvement in the procurement decision and the amounts paid by Procter & Gamble to the Company represent substantially less than 1% of Procter & Gamble’s annual revenues and substantially less than 1% of the Company’s annual revenues.

Board Consideration of Director Qualifications

In addition to the independence matters described above, the Board considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s integrity and collegiality, such directors should serve as directors of the Company. Although each director offers a multitude of unique and valuable skills and attributes, including a demonstrated business acumen and an ability to exercise sound judgment, the Board identified the following specific experience, qualifications, attributes and skills that led the Board to conclude that such persons should serve as directors.

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials in business and as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing.

Dr. Britell has served in senior management positions with both public and private companies, including GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices.

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

Ms. McAllister has served as the general counsel of the United States Agency for International Development and currently is a partner of the law firm Husch Blackwell. With her vast legal experience, she serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

Mr. McAuley brings business leadership skills to the Board from his career in the telecommunications and manufacturing industries, including through his tenure as chairman of Pacific DataVision, Inc. and senior executive positions at Nextel Communications, Inc. and Imagine Tile, Inc. In addition, as a co-founder of Nextel Communications, Inc., Mr. McAuley has also exhibited valuable entrepreneurial abilities. Furthermore, he has extensive financial and accounting experience as a result of his past positions as chief financial officer and controller at public and private companies and as a manager at the accounting firm Deloitte & Touche LLP.

Mr. McKinney has significant accounting and finance experience unique to the Company and its industry as a result of his past positions as vice president—finance of the Company, chief financial officer and controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm Arthur Andersen & Co.

Mr. Ozanne has significant experience in finance and accounting, general management, industry and customer knowledge, and board experience and governance as evidenced by his extensive knowledge of business and accounting issues, his experience as an officer and director of various mortgage, finance, asset management, and venture capital organizations, his experience with leasing and rental businesses, and his years of experience serving as the chief executive officer of several public companies.

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance and risk-related matters.

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of the global retail industry through his various senior level positions with Procter & Gamble for more than 25 years. Mr. Passerini has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey.

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of several public companies.

Mr. Wimbush has gained significant legal experience through his formal legal training at Harvard Law School, as well as his subsequent positions in the legal department of Diageo North America, Inc. and as an adjunct professor of law at Thomas Cooley Law School. He complements his legal experience with experience gained through his former positions with Korn/Ferry International, DHR International and most recently as executive vice president and head, legal search practice, with Seiden Krieger Associates.

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. The purpose of executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the Nominating and Corporate Governance Committee, as described above. The responsibilities of this Committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm to assist in identifying director candidates. The Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Committee evaluates the entirety of each candidate’s credentials. In accordance with our corporate governance guidelines, the Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Committee’s standard evaluation process. In particular, the Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Committee’s assessment.

The 12 nominees for election as directors at the 2015 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; James H. Ozanne, who has been a director since April 2012; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Keith Wimbush, who has been a director since April 2006. Each of these directors is standing for re-election at the annual meeting. In making its recommendation to the Board, the Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2016 annual meeting must be received by our corporate secretary after January 7, 2016 but on or before February 6, 2016 (unless the 2016 annual meeting is not scheduled to be held within the period between April 6, 2016 and June 6, 2016, in which case our by-laws prescribe an alternate deadline). You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2016 Annual Meeting.”

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation program is used to attract and retain the employees who lead our business and to reward them for outstanding performance. This Compensation Discussion and Analysis, or “CD&A,” explains, for 2014, our executive compensation philosophy and objectives, each element of our executive compensation program and how the Compensation Committee (the “Committee”) of the Board made its compensation decisions for our 2014 named executive officers (“NEOs”) listed below:

The Company’s Named Executive Officers as of December 31, 2014
Name	Principal Position and Title
Michael Kneeland	President and Chief Executive Officer
William Plummer	Executive Vice President and Chief Financial Officer
Matthew Flannery	Executive Vice President and Chief Operating Officer
Dale Asplund	Senior Vice President, Business Services and Chief Information Officer
Jonathan Gottsegen	Senior Vice President, General Counsel and Corporate Secretary

In addition, the compensation and benefits provided to our NEOs in 2014 are set forth in detail in the Summary Compensation Table (which also details compensation and benefits provided in 2013 and 2012) and other tables that follow this analysis, and in the footnotes and narrative material that accompany those tables.

Executive Summary

2014 Business Highlights

Three years ago, we embarked on a journey to transform our business. Looking back over 2012, 2013, and 2014, we are proud to say we delivered on our commitments. We made massive improvements in our operational efficiencies and strengthened our customer focus. We became the scale industry leader through the successful realization of synergies in connection with the RSC Transaction. And now, we are delivering on a new standard of operation excellence across a more diversified customer base to drive more consistent through-cycle returns.

To keep our senior management team focused on building a sustainable, scalable platform for profitable growth, the Committee believes that the executive compensation program must place its heaviest emphasis on Revenue, Adjusted EBITDA(a) and Return on Invested Capital(b) (“ROIC”). The Committee also believes Economic Profit Improvement (“EPI”)(c) is highly-correlated with strong stockholder returns and better reflects and measures year-over-year economic improvement, while continuing to focus on exceeding cost of capital throughout the business cycle.

Note: 2012 Revenue and Adjusted EBITDA are reported on a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the full year 2012).

(a)	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 21 of the Company’s Form 10-K for the year ended December 31, 2014.

(b)	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% is used to calculate after-tax operating income.

(c)	EPI is a non-GAAP financial measure which measures the year-over-year change in the spread between ROIC and the Company’s Weighted Cost of Capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources.

The Link to Three-Year Stock Price Performance

Adjusted EBITDA, ROIC and EPI are especially important because we believe they are key drivers of total shareholder return, which we believe is a meaningful measure of performance for our stockholders.

The chart below shows the total cumulative return of the Company’s stock as compared with the S&P 500 and the Company’s 2014 Executive Compensation Peer Group (as defined below) since December 31, 2011.

2014 Pay At-A-Glance

Aligned with our strong financial results, funding of our 2014 incentive plans was above target levels due to the achievement of exceptional performance against the goals in the plan. Specifically, annual bonuses under the Annual Incentive Compensation Plan (“AICP”) paid out at 145% of target, and performance-based restricted stock units (“PSRUs”) under the Long-Term Incentive Plan (“LTIP”) vested at 239.39% of target.

Our executive compensation program emphasizes variable pay that aligns compensation with performance and shareowner value. The mix of compensation elements for NEOs is heavily leveraged toward variable, performance-based compensation. The CEO, in particular, has a greater emphasis on variable compensation than all other NEOs because his actions have a greater influence on the performance of the Company.

As shown below, the significant majority of NEO pay continues to be variable (88% for the CEO and an average of 77% for our other NEOs) based upon actual fiscal year 2014 compensation.

2014 “Say on Pay” Results and Program Changes

At the Company’s 2014 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 98% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and approach to making compensation decisions.

At the same time, the Committee is committed to the continuous evolution of the executive compensation program to ensure that it keeps pace with the Company’s business strategy, leadership objectives and commitment to deliver exceptional long-term stockholder returns. To this end, and with our focus on growth and returns, we adjusted the 2014 executive compensation program as follows:

•	Corporate performance measures in both the AICP and LTIP place more emphasis on EPI:

•	AICP—50% tied to Adjusted EBITDA; 50% tied to EPI

•	LTIP (PRSUs): 50% tied to Revenue achievement; 50% tied to EPI; Additional ROIC multiplier

•	The mix of equity awards in the LTIP is more heavily dependent on achievement of performance goals:

•	CEO—80% PRSUs; 20% Time-Based Restricted Stock Units

•	Other NEOs—70% PRSUs; 30% Time-Based Restricted Stock Units

•	NEO’s will be required to retain half of all vested and outstanding shares of URI stock if they are not in compliance with the Company’s stock ownership guidelines

Summary of Our Executive Compensation Practices

What We Do	What We Don’t Do
• Heavy emphasis on variable (“at-risk”) compensation	• No significant perquisites
• Stock ownership guidelines supported by net share retention requirements	• No supplemental executive retirement plans
• Double-trigger equity vesting upon a change in control	• No history of re-pricing equity awards
• Clawback contract provisions and anti-hedging policy	• No tax assistance
• Target the median of the market (including the Executive Compensation Peer Group and other market survey data) when setting target pay	• No tax gross-ups

Our Executive Compensation Philosophy and Objectives

Executive Compensation Philosophy

Our overall compensation program aligns executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also enables the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each NEO, the Committee emphasizes pay for performance on both an annual basis and over the long-term.

To implement our philosophy, the executive compensation program is designed to be competitive with the programs of other companies with which the Company competes for talent, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership;

•	enhance the individual executive’s performance;

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance;

•	create incentives that will focus executives on, and reward them for, increasing long-term value to stockholders;

•	maintain equitable levels of overall compensation both among executives and as compared to other employees;

•	encourage management ownership of our common stock; and

•	improve our overall performance.

The Committee strives to meet these objectives while maintaining market-competitive pay levels and making efficient use of equity-based compensation.

How We Make Decisions Regarding Executive Pay

The Committee, management and the Committee’s independent compensation consultant all play integral roles in the determination of executive compensation programs, practices and levels. These roles are thoughtfully developed to align with governance best practices and objectives.

Role of the Compensation Committee

The Committee is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive, provides an appropriate balance of base pay and short- and long-term incentives and does not cause unnecessary risk taking on the part of our executive officers.

The Committee’s specific responsibilities are set forth in its charter, which may be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. Among other things, the Committee’s responsibilities include: (i) determining and approving the compensation of the chief executive officer; (ii) determining and approving the compensation of the Company’s other executive officers; (iii) reviewing and approving any incentive compensation plan or equity-based plan for the benefit of executive officers; and (iv) reviewing and approving any employment agreement, severance arrangement or change in control arrangement for the benefit of executive officers.

Role of Management

Management’s role in the determination of our executive compensation program is three-fold. First, management is responsible for developing proposals regarding program design and administration for the Committee’s review and approval. Second, management is responsible for making recommendations for compensation actions each year, typically in the form of salary adjustments, short-term incentive targets or awards, and long-term incentive grants. Finally, management is responsible for responding to any Committee requests for information, analysis or perspective as they relate to topics that may arise during the course of the year.

To carry out the responsibilities relating to program design and administration, the chief executive officer, chief financial officer, chief operating officer and senior vice president of human resources consider the business strategy, key operating goals, economic environment and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve management’s proposals for the executive officers. For recommendations regarding compensation actions, the chief executive officer, chief financial officer and senior vice president of human resources consider market data, individual responsibilities, contributions, performance and capabilities of each of the executive officers, other than the chief executive officer, and what compensation arrangements they believe will drive desired results and behaviors. The considerations are used to determine if any change in compensation or award is warranted and the amount and type of any proposed change or award. After consulting with the senior vice president of human resources, the chief executive officer makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations regarding pay changes and awards and then approves or suggests changes to the proposal or may seek further analysis or background on the proposal.

Role of the Independent Compensation Consultant

The Committee also utilizes outside compensation experts. The Committee has engaged Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. PM&P reports directly to the Committee and does not provide any other consulting or other services to the Company. In May 2014, the Committee performed an independence assessment of PM&P pursuant to the rules and standards promulgated by the SEC and NYSE and determined that PM&P is an independent advisor. In performing its evaluation, the Committee took into consideration a letter from PM&P certifying its independence.

PM&P generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated Executive Compensation Peer Group companies (discussed below under “—Benchmarking of Compensation Levels”) and comparisons to best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2014, PM&P also provided advice to the Committee on director compensation and related market practices. PM&P responds on a regular basis to questions from members of the Committee and provides them with analysis and insight with respect to the design and implementation of current or proposed compensation programs. PM&P reports directly to the Committee and also regularly attends Committee meetings.

In 2014, Meridian Compensation Partners was engaged to provide additional support and analysis for management with respect to executive compensation.

Benchmarking of Compensation Levels

In making compensation decisions, the Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly-traded companies (the “Executive Compensation Peer Group”) or, if information for a sufficient number of comparable executive positions in the Executive Compensation Peer Group for the applicable year was not publicly available, the Committee considers comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database, adjusted for better comparability to the Company’s projected revenue levels through a regression analysis (a commonly accepted statistical method for rendering companies of different sizes more comparable). The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review the total compensation and competitive benchmarking when determining such allocation.

Compensation decisions for 2014 were made with reference to the 2013 Executive Compensation Peer Group, and the sample from the General Industry Executive Database for 2014 consisted of 342 non-financial services companies. In 2014, pay decisions for the Company’s NEOs other than the Company’s chief executive officer, chief operating officer and chief financial officer, were made with reference to the General Industry Executive Database.

For 2014, the Executive Compensation Peer Group consisted of:

Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
Avis Budget Group, Inc.	Republic Services, Inc.
Cintas Corporation	Ryder System, Inc.
Fastenal Company	Trinity Industries, Inc.
Harsco Corporation	Waste Management, Inc.
Hertz Global Holdings, Inc.	WESCO International, Inc.
J.B. Hunt Transport, Inc.	W.W. Grainger, Inc.

In December 2014, PM&P reviewed the compensation of the Company’s NEOs compared to the competitive benchmarks described above. Based on this review, the current level of target total direct compensation (including base salary, target annual incentives and long-term incentives) for the NEOs was, on balance, positioned within a reasonable range of competitive norms, and the Committee considered these findings when determining base salaries, target annual incentives and long-term incentive grants for the balance of 2014, as well as for 2015.

Our Executive Compensation Components

The 2014 direct compensation structure for the Company’s NEOs comprised base salary, annual performance-based cash incentives and long-term equity compensation in the form of performance-based and time-based RSUs. Consistent with our emphasis on pay for performance, we increased performance-based RSUs to at least 70% of equity compensation for 2014 and eliminated the use of stock options. As discussed below, we also provide our NEOs with retirement, perquisites and other personal benefits, as well as severance and change in control protection.

The 2014 total direct compensation opportunity for each of the NEOs is set forth in the following table. The Committee determined these annual base salaries (generally effective as of April 1, 2014), annual cash incentive and equity compensation opportunities in the first quarter of 2014.

2014 Target Direct Compensation(1)

Name	2014 Base Salary(2)	Target Annual Cash Incentive	Target Long-Term Equity Incentive	Total
Michael Kneeland	$950,000	$1,187,500	$6,250,000	$8,387,500
William Plummer	$560,000	$504,000	$1,350,015	$2,414,015
Matthew Flannery	$560,000	$504,000	$1,350,015	$2,414,015
Dale Asplund	$490,000	$392,000	$925,064	$1,807,064
Jonathan Gottsegen	$416,000	$332,800	$500,033	$1,248,833

(1)	The amounts reported differ from the amounts determined under SEC rules as reported for 2014 in the Summary Compensation Table set forth on page 40. The above table is not a substitute for the Summary Compensation Table set forth on page 40.

(2)	Annual base salaries were effective as of April 1, 2014, other than for Mr. Kneeland, whose base salary has not increased since October 22, 2012, and Mr. Asplund, whose base salary was increased to $458,806 effective April 1, 2014, to reflect a merit increase in connection with our annual review of NEO’s base salaries and then to $490,000 effective May 6, 2014, to reflect the expanded scope of his position as Chief Information Officer. Mr. Asplund’s target long-term equity incentive value consists of an annual incentive award of $699,991 and a one-time award of time- and performance-based RSUs granted on May 6, 2014, with a value of $225,073.

Base Salary

The Company provides its NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries allow the Company to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which NEOs may be rewarded for individual performance.

Base salary levels are reviewed annually. The Committee’s independent compensation consultant, PM&P, recommends salaries for the NEOs. In considering whether to adopt these suggestions, the Committee considers the Company’s performance; the executive’s individual performance; the executive’s experience, career potential and length of tenure with the Company; the applicable terms, if any, of the NEO’s employment agreement; the salary levels of similarly situated officers at Executive Compensation Peer Group companies or, if applicable, based on the adjusted general industry executive compensation benchmarking data from the General Industry Executive Database, as collected and presented by the independent compensation consultant; and the salary levels of the Company’s other officers.

During the first quarter of each year, based on this process and a review conducted by the Committee’s independent compensation consultant, the Committee considers increases to the base salaries of the Company’s NEOs. In the first quarter of 2015, the Committee determined to increase base salaries for Messrs. Plummer, Flannery, Asplund and Gottsegen by $22,400, $22,400, $18,372 and $20,800, respectively, effective April 1, 2015.

Performance-Based Compensation

Performance-based compensation serves two functions. First, it creates an incentive for the NEOs to focus on and achieve the objectives we identify as significant. The Committee works with its compensation consultant and with senior management, including the NEOs, to identify the specific areas to be addressed by performance metrics and decide on appropriate targets. Second, it provides a mechanism by which the NEOs’ compensation fluctuates with the performance of the Company, helping to align the NEOs’ interests with those of stockholders. This is accomplished with comprehensive performance metrics, such as:

•	Adjusted EBITDA (calculated in the manner set forth on page 21 of the Company’s Form 10-K for the year ended December 31, 2014);

•	EPI;

•	Total revenue (“Revenue”); and

•	ROIC.

Each year, the Committee identifies and considers a wide range of measures for Company performance and, as appropriate, also considers measures tied to individual performance or stockholder return. With the assistance of its advisors, the Committee then selects the measures it believes most closely align with the Company’s business and/or financial objectives (or other measures of performance, if applicable), or are otherwise most likely to support those objectives, and defines specific performance goals based on those metrics.

For 2014, the Company’s performance compensation program for the NEOs comprised three components: (i) an annual cash incentive; (ii) RSUs that vest based on continued employment with the Company; and (iii) RSUs that vest based on the achievement of performance criteria. Performance-based awards are typically granted in connection with a Committee meeting held in the first quarter of each year. The date of the meeting is set several months in advance and usually occurs after the announcement of the Company’s results for the previous fiscal year and before the end of the first fiscal quarter. As described below, the Committee has established metrics to assist it in determining awards, if any, in each of these components. The Committee retains discretion to deviate from these metrics.

Annual Performance-Based Cash Incentives

Our annual cash incentive program for our NEOs is designed to promote the Company’s growth and profitability by attracting, retaining and motivating selected executive officers. The program consists of an annual award under the AICP based on both Company and individual performance, paid in a combination of cash and vested shares of the Company’s stock.

Objective Plan Funding Level	The Company makes significant investments in fixed assets, such as equipment and real estate, and believes that a focus on earning more than its cost of capital is critical and paramount to its stockholders. In recognition of the cyclical nature of the equipment rental business, it is critical that the NEOs remain focused on maximizing value throughout the business cycle. In 2014, the Company used two performance metrics to fund the annual cash incentive, Adjusted EBITDA and EPI, each weighted 50%.

The chart below details the threshold, target and maximum levels established for Adjusted EBITDA and EPI, as well as actual results for each metric, for the 2014 performance period.

Performance Metric	Weighting of Performance Metric	2014 Performance Goals(1) (in millions)
		Threshold	Target	Maximum	2014 Actual Results
Adjusted EBITDA	50%	$2,438	$2,638	$2,738	$2,718
EPI	50%	$16	$76	$106	$127

(1)	Threshold, target and maximum were adjusted upwards during the performance period to the levels shown to account for our acquisition of the assets of National Pump & Compressor, Ltd., Canadian Pump & Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC. (collectively, “National Pump”).

Individual Target Amount

2014 Targets for Messrs. Kneeland, Plummer and Flannery.    In 2014, the Committee established a target incentive of 125% of base salary for Mr. Kneeland, a target incentive of 90% of base for Mr. Plummer, and a target incentive of 90% of base salary for Mr. Flannery, in each case consistent with the incentive targets specified in the NEOs’ respective employment agreements. In the first quarter of 2015, the Committee determined to increase the target incentive amount for Mr. Kneeland to 150% of base salary, effective January 1, 2015.

2014 Targets for Messrs. Asplund and Gottsegen.    In 2014, the Committee established a target incentive of 80% for Mr. Asplund pursuant to the Company’s established compensation structure, and a target incentive for Mr. Gottsegen of 80% of base salary consistent with the incentive targets specified in his employment agreement.

Performance Cap.    In 2014, the Company maintained the AICP to provide annual incentive awards to the NEOs in a manner intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m) (“Section 162(m)”). Accordingly, separate from determining the incentive targets, the Committee established performance criteria and set 0.3% of EBITDA (defined as set forth on page 21 of the Company’s Form 10-K for the year ended December 31, 2014) as the Section 162(m) compliant maximum for the aggregate amount of annual incentives awarded to the NEOs, with actual award levels determined by achievement of performance goals described above.

Additional Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of Adjusted EBITDA and EPI as described above, the Committee adjusts each individual NEO’s funding level by 90% to 110% based on the attainment of performance measures and individual performance, as applicable. The Committee retains discretion to further adjust the award downward or upward to appropriately reflect the performance assessment.

For Messrs. Kneeland, Plummer and Flannery, the Committee selected discretionary goals tied to key strategic initiatives: branch productivity; customer service at our branch operations; safety performance; ROIC performance; and the recruitment of diverse employees to key sales and management positions, none of which are dispositive or individually weighted.

For Messrs. Asplund and Gottsegen, the performance measures are tied to discretionary goals, none of which are dispositive or individually weighted, chosen based on their respective areas of responsibility. For Mr. Asplund, the Company’s Senior Vice President, Business Services and Chief Information Officer, key goals were tied to: achievement of budgeting goals; efficient use of shared services; increased efficiency in fleet management; improved management of accounts receivables;

strategic sourcing and information and technology matters. For Mr. Gottsegen, our Senior Vice President, General Counsel and Corporate Secretary, key goals were tied to: assisting field operations; coordination of board activities; corporate governance matters; reduction in legal expenses; progress in litigation management; compliance; securities and other regulatory filings; assisting with finance and business development matters; and maintaining books and records.

2014 Results for Messrs. Kneeland, Plummer and Flannery. Based on the Adjusted EBITDA and EPI in 2014, the funding of the annual cash incentive amounts for each of Messrs. Kneeland, Plummer and Flannery was set at 145% of each executive’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to these NEOs, as described above. After assessing performance, the Committee determined to pay Mr. Kneeland a bonus of $1,894,063, Mr. Plummer a bonus of $803,880 and Mr. Flannery a bonus of $803,880 (which represents 110% of each NEO’s funded amount).
Earned Amount

2014 Results for Messrs. Asplund and Gottsegen.    As discussed above, based on Adjusted EBITDA and EPI in 2014, the funding of the annual cash incentive amounts was set at 145% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO. After assessing performance, the Committee determined to pay Mr. Asplund a bonus of $667,205 (which represents 117% of the funded amount, after the Committee’s additional adjustment) and to pay Mr. Gottsegen a bonus of $482,560 (which represents 100% of the funded amount).

To further align the economic interests of our NEOs with those of our stockholders, earned bonus amounts up to 100% of a NEO’s initial plan funding level are paid 75% in cash and 25% in vested shares, with earned amounts above the initial plan funding level paid entirely in vested shares. As discussed below under “Other Programs, Policies and Considerations—Stock Ownership Guidelines,” the NEOs are required to hold between one and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, the NEOs must retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company, including the shares paid in respect of their 2014 annual bonus.
Cash

Stock

Equity Compensation

Equity compensation directly aligns the interests of the NEOs with those of stockholders. The Committee recognizes that different types of equity compensation afford different benefits to the Company and the recipients. In 2014, the Company granted equity compensation using a combination of time-based and performance-based RSUs granted under our Second Amended and Restated 2010 Long-Term Incentive Plan.

Consistent with our emphasis on pay-for-performance, approximately 70% (80% for Mr. Kneeland) of equity compensation for 2014 took the form of performance-based RSUs, which do not vest unless a specified performance level is achieved. The remaining 30% (20% for Mr. Kneeland) took the form of time-based RSUs, which vest ratably over a three-year period based solely on continued service and help to secure and retain executives and instill an ownership mentality. Historically, the Company’s RSUs have not earned any dividend equivalents.

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to performance-based RSUs and time-based RSUs and the strategic importance of the executive’s position within the Company as a whole. Once the dollar value of the equity award has been determined (using the factors described above), the actual number of RSUs (both performance-based and time-based) to be granted is calculated by dividing the dollar value of the proposed award by the closing price of the Company’s stock on the equity award grant date. The Company’s award allocation for 2014 is presented in the table below:

NEO	2014 Time- Based RSUs (#)(1)	2014 Performance- Based RSUs (#)(2)
Michael Kneeland	13,809	55,237
William Plummer	4,474	10,440
Matthew Flannery	4,474	10,440
Dale Asplund	3,042	7,100
Jonathan Gottsegen	1,657	3,867

(1)	Time-based RSUs vest with respect to one-third of the shares on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

(2)	Performance-based RSUs vest with respect to one-third of the shares on each anniversary of the grant date, subject to the satisfaction of the performance criteria described below.

Due to the dynamic nature of our business, our performance-based RSUs are designed to measure year-over-year performance during a three-year period, rather than a single set of targets at the end of three years. Accordingly, one-third of our NEOs’ performance-based RSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and subject to the NEO’s continued employment through year-end. This earned amount may increase to up to 300% of target based on achievement of a performance multiplier established for 2014, as described below.

For 2014, the Committee selected Revenue and EPI as the performance metrics, each weighted 50%. Consistent with our structure, these metrics applied to the first tranche of performance-based RSUs awarded in 2014, the second tranche of performance-based RSUs awarded in 2013 and the third tranche of performance-based RSUs awarded in 2012.

For 2014, the Committee also established a ROIC multiplier, whereby achievement of ROIC above a certain level would result in applying a multiplier, ranging from 1.1 to 1.5, to the amount otherwise earned. The Committee established a threshold level of ROIC required for the multiplier to apply, and the multiplier would be rounded down rather than apply at an amount beyond the first decimal point (e.g., if ROIC performance would extrapolate to a 1.27 multiplier, the multiplier would be rounded downward to 1.2).

To account for our acquisition of National Pump, the Committee used appropriate downward discretion to adjust the earned amounts to account for the impact on Revenue, EPI and ROIC. After exercising such discretion, the targets for both Revenue and EPI were exceeded in 2014, and ROIC was achieved at the level necessary for a 1.3 multiplier, resulting in a cumulative earn-out of 239.39% of performance-based RSUs eligible to vest for 2014. The charts below show how the performance-based RSUs vested for performance in 2014, as compared to our original goals and the adjusted goals the Committee took into account in adjusting the earned amounts downward to account for our acquisition of National Pump.

Performance Metric(1)	Weighting of Performance Metric	2014 Performance Goals and Benefits (in millions)
		Threshold (50%)	Target (100%)	Maximum (200%)	2014 Actual Results	% of Target
Revenue(2)	50%	$5,039	$5,372	$5,539	$5,685	200%
EPI	50%	$9	$69	$99	$127	200%

ROIC Multiplier	N/A	11.43%	11.72%	12.04%	11.87%	140%
Weighted Average of the Target Award that Vested						280%

(1)	Represents original performance metric levels.

(2)	Revenue is total revenue for 2014.

Performance Metric(1)	Weighting of Performance Metric	2014 Performance Goals and Benefits (in millions)
		Threshold (50%)	Target (100%)	Maximum (200%)	2014 Actual Results	% of Target
Revenue	50%	$5,238	$5,571	$5,738	$5,685	168%
EPI	50%	$16	$76	$106	$127	200%

ROIC Multiplier	N/A	11.57%	11.87%	12.19%	11.87%	130%
Weighted Average of the Target Award that Vested						239.39	%(2)

(1)	Represents adjusted performance metric levels to account for our acquisition of National Pump, which the Committee considered in exercising its downward discretion to determine the final earned amounts.

(2)	Represents the final 2014 earn-out as determined by the Committee.

Severance and Change in Control Benefits

The Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with the NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns with “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Kneeland would receive 450% of his base salary paid over a two-year period; Mr. Plummer would receive 190% of his base salary paid over a one-year period; Mr. Flannery would receive 380% of his base salary paid over a two-year period; Mr. Asplund would receive a severance payment equal to 100% of his base salary paid over a one-year period and Mr. Gottsegen would receive 180% of his base salary paid over a one-year period. The Company also typically provides its executives with COBRA continuation coverage for a period coterminous with the duration of their severance benefit, although variations exist. Severance payments to the NEOs are conditioned on their execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a change in control as described below. Upon a termination as a result of death or permanent disability, a pro rata portion of awards vest, based on the number of days between the beginning of the applicable performance period and the date of termination.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executives’ interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at the target level, only if there is also a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all such

RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, upon the change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Nonqualified Deferred Compensation Plans

The Company’s non-qualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan, and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2014. A participant must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the sum of the participant’s age plus years of service is equal to 65 or greater, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed ten years.

Retirement Benefits

The Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2014 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, in December 2012, the Committee approved an Executive Wellness Program for all executives who are senior vice presidents or above. All of our NEOs are eligible to participate in this program.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business class travel on commercial airlines when they are traveling for work-related matters.

Other Agreements, Policies and Considerations

Employment Agreements

We have entered into employment agreements with each of the NEOs, effective August 22, 2008 for Mr. Kneeland, December 1, 2008 for Mr. Plummer, March 12, 2010 for Mr. Flannery, April 28, 2008 for Mr. Asplund and February 2, 2009 for Mr. Gottsegen.

Mr. Kneeland’s base salary was increased to $950,000, effective October 22, 2012. Mr. Kneeland’s base salary was not adjusted again in 2013 or 2014. Base salaries for the other NEOs, through March 31, 2014 and raised as of April 1, 2014, respectively, are as follows: Mr. Plummer—$527,850 to $560,000; Mr. Flannery—$518,500 to $560,000; Mr. Asplund—$425,000 to $441,500; and Mr. Gottsegen—$400,000 to $416,000. Mr. Asplund’s base salary was subsequently raised to $490,000 as of May 6, 2014 to reflect the expanded scope of his position as Chief Information Officer. Each of the NEOs is eligible to participate in the AICP, as described in more detail above under “Annual Performance-Based Cash Incentives” and is eligible for equity compensation grants, as described in more detail above under “Equity Compensation.” The rights of the NEOs to receive certain benefits upon termination of employment or a change in control of the Company are described below under “Benefits Upon Termination of Employment” and “Benefits Upon a Change in Control,” respectively.

The employment agreements generally provide that the NEOs are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity which would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Messrs. Plummer and Gottsegen) non-compete and non-solicit restrictions. Mr. Asplund’s employment agreement provides for an indefinite non-disparagement obligation.

Indemnification Agreements

We have also entered into indemnification agreements with Messrs. Kneeland, Plummer, Flannery, Asplund and Gottsegen. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Recoupment Provisions

Beginning with Mr. Kneeland’s new employment agreement entered into in August 2008, and continuing with Mr. Plummer’s December 2008 employment agreement, Mr. Gottsegen’s February 2009 employment agreement and Mr. Flannery’s 2010 employment agreement, the Committee has included “clawback” provisions in its agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory restatements” (as defined in the applicable employment agreement) that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. More generally, for all RSU and stock option awards since 2009, including both time-based and performance-based RSUs, the award forms include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, which actions are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Stock Ownership Guidelines

The Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. Moreover, a meaningful direct ownership stake by our officers demonstrates to our investors a strong commitment to the Company’s success. Accordingly, the Committee maintains stock ownership guidelines for our NEOs and other officers with a title of vice president and above. Under the stock ownership guidelines, the Company’s chief executive officer is required to hold six times his base salary in the Company’s common stock, the chief financial officer and chief operating officer are required to hold three times their base salary in the Company’s common stock, and all other officers subject to the guidelines are required to hold one times their base salary in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Until the guidelines are met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company. The NEOs and the other officers were required to be in compliance with such guidelines by February 2015. Each of the NEOs had satisfied the stock ownership guidelines when their holdings were measured as of March 2015.

No Hedging Policy; No Pledging

In addition, to further align our executives with the interests of the Company’s stockholders, the Company’s insider trading policy and the Second Amended and Restated 2010 Long-Term Incentive Plan prohibit transactions designed to limit or eliminate economic risks to our executives from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. On an annual basis, we also ask our directors and executive officers to identify any shares of Company common stock pledged in a margin brokerage account or otherwise used as collateral to support a borrowing. In response, no such directors or executive officers reported any shares pledged for such purpose.

Tax and Accounting Considerations

When it reviews compensation matters, the Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Section 162(m) limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest-paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined in Section 162(m)) is deductible. The Committee considers these requirements when designing compensation programs for NEOs. Although the Company has plans that permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation in its discretion to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs (including annual performance-based cash incentives, stock options and performance-based RSUs) are designed to qualify for deductibility under Section 162(m). However, in certain situations, the Committee may in its discretion approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the NEOs or for other reasons.

New employment or similar agreements and employee benefit plans are prepared with the assistance of outside counsel and will be designed to comply with Section 409A and the applicable regulations, a tax law that governs “nonqualified deferred compensation.” Existing employment agreements and employee benefit plans were amended to comply with Section 409A statutory deadlines imposed in 2008, 2010 and 2012.

The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), which requires the Company to recognize compensation expense relating to share-based payments (including stock options and other forms of equity compensation). FASB ASC 718 is taken into account by the Committee in determining which types of equity awards should be granted.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2014, the Committee considered both risk mitigators—elements of the executive compensation architecture that assist in mitigating excessive risk—and risk aggravators—elements of compensation architecture that potentially encourage risk-taking in its assessment. On balance, the Committee found that the sum total of the risk mitigators, including the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in executive officer employment agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts and an effective balance of cash and equity compensation, greatly outweighed any risk aggravators. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs by the Enterprise Risk Management Council comprising senior representatives from field operations and from each of the primary corporate functions.

The Enterprise Risk Management Council reviews the Company’s compensation policies and practices annually to ensure that they appropriately balance short- and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2014, we concluded that our compensation program does not encourage excessive risk-taking for the following reasons:

•

Balanced mix of short-term and long-term pay.    Our programs appropriately balance short- and long-term incentives, with nearly 50% of total target compensation for the NEOs provided in equity and focused on long-term performance.

•

Appropriate performance metrics.    Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•

Risk mitigating metrics.    All incentive plans concerning senior management and our employees include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of our incentive plans are based solely on signings or revenue targets, which mitigates the risk of employees focusing exclusively on the short-term. Additionally, qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual compensation payments. Prudent risk management is one of the qualitative factors that is taken into account in making compensation decisions.

•

Stock ownership requirements.    Our stock ownership guidelines require that senior management holds a significant amount of the Company’s common stock to further align their interests with stockholders over the long-term by having a portion of their personal investment portfolio consist of Company stock, and we expect this component to be a risk mitigator on a prospective basis. In addition, the Company prohibits transactions designed to limit or eliminate the economic risk to its executives of owning the Company’s common stock, such as options, puts and calls, so its executives cannot insulate themselves from the effects of poor stock price performance.

•

Clawback features.    The Company’s RSU and stock option award agreements have a policy providing for the “clawback” of payments under such awards in the event that an officer’s conduct leads to certain mandatory restatements of the Company’s financial results that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. In addition, as discussed above, since 2009, the Company’s equity awards have included an

“injurious conduct” provision that requires the forfeiture of the award or, to the extent the reward has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized.

We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE

Singleton B. McAllister, Chairman

Pierre E. Leroy

Brian D. McAuley

Donald C. Roof

L. Keith Wimbush

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael Kneeland	2014	950,000	(6)	—	5,555,756	—	1,894,063	3,000	8,402,819
President and	2013	950,000		—	3,742,819	1,187,500	1,136,556	3,000	7,019,875
Chief Executive Officer	2012	858,432		—	2,601,325	625,006	1,036,788	2,000	5,123,551
William Plummer	2014	551,221	(7)	—	1,219,938	—	803,880	3,000	2,578,039
Executive Vice	2013	523,044		—	988,745	312,500	454,680	3,000	2,281,969
President and Chief	2012	504,616		—	1,080,728	187,500	447,892	2,000	2,222,736
Financial Officer
Matthew Flannery	2014	548,668	(8)	—	1,219,938	—	803,880	3,000	2,575,486
Executive Vice	2013	513,519		—	956,477	312,500	446,626	3,000	2,232,122
President and Chief	2012	479,808		—	1,056,019	187,500	439,110	2,000	2,164,437
Operating Officer
Dale Asplund	2014	479,343	(9)	—	963,885	—	667,205	3,000	2,113,433
Senior Vice President	2013	436,801		—	612,070	—	400,000	3,000	1,451,871
Business Services and	2012	361,550		—	1,429,835	—	452,515	2,000	2,245,900
Chief Information Officer
Jonathan Gottsegen	2014	411,631	(10)	—	616,713	—	482,560	3,000	1,513,904
Senior Vice President,	2013	393,569		—	474,178	—	312,640	3,000	1,183,387
General Counsel &	2012	371,096		—	527,571	—	365,740	2,000	1,266,407
Corporate Secretary

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards or option awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)	Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs subject to performance vesting in years 2015 and 2016 have not been expensed and are therefore not included in the table above.

(3)	Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and performance-based RSUs. The aggregate grant date fair value of performance-based RSUs granted on March 4, 2014 as determined under applicable accounting rules, which represents the first tranche of the performance-based RSUs awarded in 2014, the second tranche of the performance-based RSUs awarded in 2013 and the third tranche of the performance-based RSUs awarded in 2012, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $4,305,765 (representing 8,081 RSUs awarded in 2012, 21,073 RSUs awarded in 2013 and 18,413 RSUs awarded in 2014), for Mr. Plummer is $814,952 (representing 2,424 RSUs awarded in 2012, 3,099 RSUs awarded in 2013 and 3,480 RSUs awarded in 2014), for Mr. Flannery is $814,952 (representing 2,424 RSUs awarded in 2012, 3,099 RSUs awarded in 2013 and 3,480 RSUs awarded in 2014), for Mr. Asplund is $633,912 (representing 2,707 RSUs awarded in 2012, 2,491 RSUs awarded in 2013 and 1,805 RSUs awarded in 2014) and for Mr. Gottsegen is $466,721 (representing 1,895 RSUs awarded in 2012, 1,972 RSUs awarded in 2013 and 1,289 RSUs awarded in 2014). Mr. Asplund was granted an additional 562 performance-based RSUs on May 6, 2014, with a grant date fair value of $52,508. At the maximum level of performance, the grant date fair value for Mr. Kneeland is $12,917,295 (representing 24,243 RSUs awarded in 2012, 63,219 RSUs awarded in 2013 and 55,239 RSUs awarded in 2014), for Mr. Plummer is $2,444,855 (representing 7,272 RSUs awarded in 2012, 9,297 RSUs awarded in 2013 and 10,440 RSUs awarded in 2014), for Mr. Flannery is $2,444,855 (representing 7,272 RSUs awarded in 2012, 9,297 RSUs awarded in 2013 and 10,440 RSUs awarded in 2014), for Mr. Asplund is $2,059,258 (representing 8,121 RSUs awarded in 2012, 7,473 RSUs awarded in 2013 and 7,101 RSUs awarded in 2014) and for Mr. Gottsegen is $1,400,163 (representing 5,685 RSUs awarded in 2012, 5,916 RSUs awarded in 2013 and 3,867 RSUs awarded in 2014). Assumptions used to calculate these amounts are set forth in footnote 2 to the “Grants of Plan-Based Awards in 2014” and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2014.

(4)	Represents the amount earned under the AICP with respect to the applicable fiscal year.

(5)	This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2014 was $3,000 for each NEO. For 2014, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, and in accordance with SEC regulations, perquisites and personal benefits have been omitted.

(6)	Mr. Kneeland’s base salary was increased to $950,000, effective October 22, 2012. Mr. Kneeland’s base salary was not adjusted again in 2013 or 2014.

(7)	Mr. Plummer’s annual base salary was $527,850 through March 31, 2014 and was raised to $560,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2014. Mr. Plummer elected to defer $55,122 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2014.”

(8)	Mr. Flannery’s annual base salary was $518,500 through March 31, 2014 and was raised to $560,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2014.

(9)	Mr. Asplund’s annual base salary was $441,150 through March 31, 2014 and was raised to $458,806 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2014. Mr. Asplund’s annual base salary was subsequently raised from $458,806 to $490,000 to reflect the expanded scope of his position as Chief Information Officer, effective May 6, 2014. Mr. Asplund elected to defer $23,683 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2014.”

(10)	Mr. Gottsegen’s annual base salary was $400,000 through March 31, 2014 and was raised to $416,000 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2014.

Grants of Plan-Based Awards in 2014

The table below summarizes the equity and non-equity awards granted to the NEOs in 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Michael Kneeland	3/4/2014	—	—	—	—	—	—	13,809	—	—	1,249,991
	3/4/2014	—	—	—	9,207	18,413	55,239	—	—	—	1,666,745
	3/4/2014	—	—	—	10,537	21,073	63,219	—	—	—	1,907,528
	3/4/2014	—	—	—	4,041	8,081	24,243	—	—	—	731,492
		593,750	1,187,500	1,959,375	—	—	—	—	—	—	—
William Plummer	3/4/2014	—	—	—	—	—	—	4,474	—	—	404,986
	3/4/2014	—	—	—	1,740	3,480	10,440	—	—	—	315,010
	3/4/2014	—	—	—	1,550	3,099	9,297	—	—	—	280,521
	3/4/2014	—	—	—	1,212	2,424	7,272	—	—	—	219,420
		252,000	504,000	831,600	—	—	—	—	—	—	—
Matthew Flannery	3/4/2014	—	—	—	—	—	—	4,474	—	—	404,986
	3/4/2014	—	—	—	1,740	3,480	10,440	—	—	—	315,010
	3/4/2014	—	—	—	1,550	3,099	9,297	—	—	—	280,521
	3/4/2014	—	—	—	1,212	2,424	7,272	—	—	—	219,420
		252,000	504,000	831,600	—	—	—	—	—	—	—
Dale Asplund	5/6/2014	—	—	—	—	—	—	723	—	—	67,550
	5/6/2014	—	—	—	281	562	1,686	—	—	—	52,508
	3/4/2014	—	—	—	—	—	—	2,319	—	—	209,916
	3/4/2014	—	—	—	903	1,805	5,415	—	—	—	163,389
	3/4/2014				1,246	2,491	7,473	—	—	—	225,485
	3/4/2014	—	—	—	1,354	2,707	8,121	—	—	—	245,038
		196,000	392,000	646,800	—	—	—	—	—	—	—
Jonathan Gottsegen	3/4/2014	—	—	—	—	—	—	1,657	—	—	149,992
	3/4/2014	—	—	—	645	1,289	3,867	—	—	—	116,680
	3/4/2014	—	—	—	986	1,972	5,916	—	—	—	178,505
	3/4/2014	—	—	—	948	1,895	5,685	—	—	—	171,535
		166,400	332,800	549,120	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2014.

(2)	The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2014.

(3)	Represents the threshold, target and maximum, as applicable, amounts payable under the 2014 AICP. Under the 2014 AICP, as described under “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Annual Performance-Based Cash Incentives” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI, each weighted one-half and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. The actual cash incentive amounts paid to our NEOs for 2014 performance pursuant to the 2014 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the target, threshold and maximum number of awards for the third tranche of performance-based RSUs awarded in 2012, the second tranche of performance-based RSUs awarded in 2013 and the first tranche of the performance-based RSUs awarded on March 4, 2014 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the performance-based RSUs awarded in 2012, the target number of units granted on March 4, 2014, without regard to grant date (as determined under applicable accounting rules), was 8,081 for Mr. Kneeland, 2,424 for Mr. Plummer, 2,424 for Mr. Flannery, 2,707 for Mr. Asplund and 1,895 for Mr. Gottsegen. With regard to the performance-based RSUs awarded in 2013, the target number of units granted on March 4, 2014, without regard to grant date (as determined under applicable accounting rules), was 21,073 for Mr. Kneeland, 3,099 for Mr. Plummer, 3,099 for Mr. Flannery, 2,491 for Mr. Asplund and 1,972 for Mr. Gottsegen. With regard to the performance-based RSUs awarded in 2014, the target number of units granted on March 4, 2014, without regard to grant date (as determined under applicable accounting rules), was 18,413 for Mr. Kneeland, 3,480 for Mr. Plummer, 3,480 for Mr. Flannery, 1,805 for Mr. Asplund and 1,289 for Mr. Gottsegen. Additionally, Mr. Asplund was granted a target number of units on May 6, 2014, of 562. As described under “—Compensation Discussion and Analysis—Our Executive

Compensation Components—Performance-Based Compensation—Equity Compensation” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics, and in 2014, the earned amount may increase up to 300% of target based on achievement of an ROIC performance multiplier. In 2014, the targets for both Revenue and EPI were exceeded, and ROIC was achieved at the level necessary for a 1.3 multiplier, resulting in a total earn-out of 239.39% of performance-based RSUs eligible to vest for 2014. With reference to the first tranche of the 2014 award, this resulted in an additional 25,666 units for Mr. Kneeland, 4,851 units for Mr. Plummer, 4,851 units for Mr. Flannery, 3,299 units for Mr. Asplund and 1,797 units for Mr. Gottsegen vesting in 2014; with reference to the second tranche of the 2013 award, this resulted in an additional 29,374 units for Mr. Kneeland, 4,320 units for Mr. Plummer, 4,320 units for Mr. Flannery, 5,963 units for Mr. Asplund and 2,749 units for Mr. Gottsegen vesting in 2014; with reference to the third tranche of the 2012 award, this resulted in an additional 11,264 units for Mr. Kneeland, 3,379 units for Mr. Plummer, 3,379 units for Mr. Flannery, 3,773 units for Mr. Asplund and 2,641 units for Mr. Gottsegen vesting in 2014. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2015 and 2016 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2014. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information about equity awards, see “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Compensation.”

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Michael Kneeland	16,115	32,230	53.78	3/7/2023	155,359	(5)	15,848,135	57,898	5,906,175
	21,338	10,669	41.25	2/16/2022
	38,580	—	31.49	3/8/2021
	104,431	—	8.32	3/10/2020
	40,000	—	3.38	3/13/2019
William Plummer	4,241	8,481	53.78	3/7/2023	34,810	(6)	3,550,997	10,059	1,026,119
	6,401	3,201	41.25	2/16/2022
	13,500	—	31.49	3/8/2021
	85,000	—	8.32	3/10/2020
	100,000	—	3.38	3/13/2019
Matthew Flannery	4,241	8,481	53.78	3/7/2023	34,810	(7)	3,550,997	10,059	1,026,119
	6,401	3,201	41.25	2/16/2022
	10,500	—	31.49	3/8/2021
Dale Asplund	—	—	—	—	40,439	(8)	4,125,167	7,225	737,022
Jonathan Gottsegen	—	—	—	—	16,879	(9)	1,721,515	4,551	464,248

(1)	All options vest in three equal installments on each of the first three anniversaries of the grant date.

(2)	Amounts in this column include performance-based RSUs based on the actual performance levels achieved for 2014. As described under “—Compensation Discussion and Analysis—Our Executive Compensation Components—Performance-Based Compensation—Equity Compensation” above, in 2014 the targets for both Revenue and EPI were exceeded, and ROIC was achieved at the level necessary for a 1.3 multiplier. Cumulatively, this resulted in an earn-out of 239.39% of performance-based RSUs eligible to vest for 2014; namely, the first tranche of 2014 awards, the second tranche of 2013 awards and the third tranche of 2012 awards.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $102.01 on December 31, 2014.

(4)	Amounts in this column represent performance-based RSUs for which the applicable performance metrics had not been established as of December 31, 2014. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2015 or 2016 (once established), as applicable.

For Mr. Kneeland, represents (i) 21,074 unvested performance-based RSUs remaining from awards on March 7, 2013 and (ii) 36,824 unvested performance-based RSUs remaining from awards on March 4, 2014; for Mr. Plummer, represents (i) 3,099 unvested performance-based RSUs remaining from awards on March 7, 2013 and (ii) 6,960 unvested performance-based RSUs remaining from awards on March 4, 2014; for Mr. Flannery, represents (i) 3,099 unvested performance-based RSUs remaining from awards on March 7, 2013 and (ii) 6,960 unvested performance-based RSUs remaining from awards on March 4, 2014; for Mr. Asplund, represents (i) 2,492 unvested performance-based RSUs remaining from awards on March 7, 2013, (ii) 3,609 unvested performance-based RSUs remaining from awards on March 4, 2014 and (iii) 1,124 unvested performance-based RSUs remaining from awards on May 6, 2014; and for Mr. Gottsegen, represents (i) 1,973 unvested performance-based RSUs remaining from awards on March 7, 2013 and (ii) 2,578 unvested performance-based RSUs remaining from awards on March 4, 2014.

(5)	Represents (i) 13,809 unvested time-based RSUs remaining from a grant on March 4, 2014, 4,603 of which vested on March 4, 2015 and the remaining two-thirds will vest ratably on March 4, 2016 and 2017 subject to continued employment; (ii) 20,608 unvested time-based RSUs remaining from a grant on March 7, 2013, 10,304 of which vested on March 7, 2015 and the remaining one-third will vest on March 7, 2016 subject to continued employment; (iii) 7,071 unvested time-based RSUs remaining from a grant on February 16, 2012, all of which vested on February 16, 2015; (iv) 19,345 unvested performance-based RSUs from an award on February 16, 2012, which vested on February 16, 2015 based upon attainment of performance conditions related to 2014; (v) 50,447 unvested performance-based RSUs from an award on March 7, 2013, which vested on March 7, 2015 based upon attainment of performance conditions related to 2014; and (vi) 44,079 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on March 4, 2015 based upon attainment of performance conditions related to 2014.

(6)	Represents (i) 4,474 unvested time-based RSUs remaining from a grant on March 4, 2014, 1,491 of which vested on March 4, 2015 and the remaining two-thirds will vest ratably on March 4, 2016 and 2017 subject to continued employment; (ii) 6,663 unvested time-based RSUs remaining from a grant on March 7, 2013, 3,332 of which vested on March 7, 2015 and the remaining one-third will vest on March 7, 2016 subject to continued employment; (iii) 2,121 unvested time-based RSUs remaining from a grant on February 16, 2012, all of which vested on February 16, 2015; (iv) 5,803 unvested performance-based RSUs from an award on February 16, 2012, which vested on February 16, 2015 based upon attainment of performance conditions related to 2014; (v) 7,419 unvested performance-based RSUs from an award on March 7, 2013, which vested on March 7, 2015 based upon attainment of performance conditions related to 2014; and (vi) 8,331 unvested performance-based RSUs remaining from a grant on March 4, 2014, which vested on March 4, 2015 based upon attainment of performance conditions related to 2014.

(7)	Represents (i) 4,474 unvested time-based RSUs remaining from a grant on March 4, 2014, 1,491 of which vested on March 4, 2015 and the remaining two-thirds will vest ratably on March 4, 2016 and 2017 subject to continued employment, (ii) 6,663 unvested time-based RSUs remaining from a grant on March 7, 2013, 3,332 of which vested on March 7, 2015 and the remaining one-third will vest on March 7, 2016 subject to continued employment; (iii) 2,121 unvested time-based RSUs remaining from a grant on February 16, 2012, all of which vested on February 16, 2015; (iv) 5,803 unvested performance-based RSUs from an award on February 16, 2012, which vested on February 16, 2015 based upon attainment of performance conditions related to 2014; (v) 7,419 unvested performance-based RSUs from an award on March 7, 2013, which vested on March 7, 2015 based upon attainment of performance conditions related to 2014; and (vi) 8,331 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on March 4, 2015 based upon attainment of performance conditions related to 2014.

(8)	Represents (i) 723 unvested time-based RSUs remaining from a grant on May 6, 2014, 241 of which will vest on May 6, 2015 and the remaining two-thirds will vest ratably on May 6, 2016 and 2017 subject to continued employment; (ii) 2,319 unvested time-based RSUs remaining from a grant on March 4, 2014, 773 of which vested on March 4, 2015 and the remaining two-thirds will vest ratably on March 4, 2016 and 2017 subject to continued employment; (iii) 2,454 unvested time-based RSUs remaining from a grant on March 7, 2013, 1,227 of which vested on March 7, 2015 and the remaining one-third will vest on March 7, 2016 subject to continued employment; (iv) 1,333 unvested time-based RSUs remaining from a grant on February 16, 2012, all of which vested on February 16, 2015; (iv) 15,500 unvested time-based RSUs remaining from a grant on October 22, 2012, all of which will vest on October 22, 2015; (v) 6,480 unvested performance-based RSUs remaining from an award on February 16, 2012, which vested on February 16, 2015 based upon attainment of performance conditions related to 2014; (vi) 5,963 unvested performance-based RSUs remaining from an award on March 7, 2013, which vested on March 7, 2014 based upon attainment of performance conditions related to 2014; (vii) 4,321 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on March 4, 2015 based upon attainment of performance conditions related to 2014; and (viii) 1,345 unvested performance-based RSUs remaining from an award on May 6, 2014.

(9)	Represents (i) 1,657 unvested time-based RSUs remaining from a grant on March 4, 2014, 552 of which vested on March 4, 2015 and the remaining two-thirds will vest ratably on March 4, 2016 and 2017 subject to continued employment; (ii) 1,943 unvested time-based RSUs remaining from a grant on March 7, 2013, 972 of which vested on March 7, 2015 and the remaining one-third will vest on March 7, 2016 subject to continued employment; (iii) 933 unvested time-based RSUs remaining from a grant on February 16, 2012, all of which vested on February 16, 2014; (iv) 4,536 unvested performance-based RSUs from an award on February 16, 2012 which vested on February 16, 2015 based upon attainment of performance conditions related to 2014; (v) 4,721 unvested performance-based RSUs from an award on March 7, 2013, which vested on March 7, 2015; and (vi) 3,086 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on March 4, 2015 based upon attainment of performance conditions related to 2014.

Option Exercises and Stock Vested in 2014

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2014 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	80,000	7,472,594	25,711	2,238,544
William Plummer	—	—	7,953	692,774
Matthew Flannery	—	—	7,453	648,529
Dale Asplund	—	—	2,905	252,231
Jonathan Gottsegen	—	—	4,561	400,846

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2014

In December 2012, the Committee considered the need to integrate and harmonize existing Company compensation plans with plans assumed pursuant to the RSC Transaction. Pursuant to this discussion, the Committee determined that it would be in the best interests of the Company to integrate the United Rentals, Inc. Deferred Compensation Plan and any plans assumed in the RSC Transaction into the ENEP, which became effective January 1, 2013, and is substantially consistent with the former Deferred Compensation Plan.

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2014. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years.

The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/(Distributions) ($)	Aggregate Balance at Last Fiscal Year ($)
Michael Kneeland	—		3,098	—	67,826	(2)
William Plummer	55,122	(3)	33,804	—	547,998	(2)
Matthew Flannery	—		—	—	—
Dale Asplund	23,683	(3)	1,205	—	24,888	(2)
Jonathan Gottsegen	—		—	—	—

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2014 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Messrs. Kneeland’s, Plummer’s and Asplund’s aggregate balances under the Deferred Compensation Plan at the end of 2014. For Mr. Plummer, $44,789 and $50,462 of this amount was previously disclosed in the “salary” column of the 2013 Summary Compensation Table and the 2012 Summary Compensation Table, respectively.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2014.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2014, which the NEOs would receive upon a termination of employment.

If the employment of any of the NEOs is terminated by us without “cause” or by the executive for “good reason,” the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

•	Cash severance:

•	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary paid over a two-year period.

•	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

•	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

•	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

•	Mr. Gottsegen would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

•	Any unvested RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.

•

Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery, Asplund and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•

Each of Messrs. Kneeland, Plummer, Flannery, Asplund and Gottsegen would receive pro-rata vesting of the next tranche of RSUs (based on target levels for performance-based RSUs) and stock options that would have vested based on the executive’s continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

Each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment equal to two years in the case of Messrs. Kneeland, Flannery and Asplund, and one year in the case of Messrs. Plummer and Gottsegen.

The table below summarizes the compensation that the NEOs would have received had they been terminated as of December 31, 2014.

	Termination by the Company without cause or by the executive for good reason			Death or disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and stock options ($)(3)	Total ($)
Michael Kneeland	4,275,000	27,368	4,302,368	27,368	7,122,702	7,150,070
William Plummer	1,064,000	16,746	1,080,746	16,746	1,697,889	1,714,635
Matthew Flannery	2,128,000	18,245	2,146,245	18,245	1,697,889	1,716,134
Dale Asplund	490,000	17,975	507,975	17,975	1,219,108	1,237,083
Jonathan Gottsegen	748,800	18,245	767,045	18,245	652,736	670,981

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Kneeland and Flannery and over one year for Messrs. Plummer, Asplund and Gottsegen.

(2)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Gottsegen. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(3)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $102.01 on December 31, 2014. The value of unvested stock options for which vesting is accelerated is calculated as the excess of the closing price per share of the Company’s common stock of $102.01 on December 31, 2014 over the exercise price for those stock options.

For each of Messrs. Kneeland, Plummer, Flannery, Asplund and Gottsegen, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2014 that the NEOs would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•

an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the AICP, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

If we terminate the employment of any of the NEOs other than Mr. Kneeland without “cause” or the NEO resigns for “good reason,” within 12 months following a change in control of the Company, the NEO would receive the following benefits:

•	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

•	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

•	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

•	Mr. Gottsegen would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

•	Each of Messrs. Plummer, Flannery, Asplund and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to their applicable award agreement, all of the outstanding options and RSUs granted to our NEOs would become fully vested:

•	if the change in control results in the Company ceasing to be publicly traded; or

•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the NEOs would have received in the event of a change in control of the Company as of December 31, 2014. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Accelerated vesting of RSUs and stock options upon a change in control that results in the Company ceasing to be publicly traded ($)(1)	Cash severance upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(2)	COBRA payments upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(3)	Total ($)
Michael Kneeland	17,193,377	6,391,125	27,368	23,611,870	(4)
William Plummer	3,900,393	1,064,000	16,746	4,981,139
Matthew Flannery	3,900,393	2,128,000	18,245	6,046,638
Dale Asplund	3,786,611	490,000	17,875	4,294,586
Jonathan Gottsegen	1,452,928	748,800	18,245	2,219,973

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $102.01 on December 31, 2014. The value of acceleration of vesting of unvested stock options is calculated as the excess of the closing price per share of the Company’s common stock of $102.01 on December 31, 2014 over the exercise price for those stock options.

(2)	Severance would be paid in a lump sum for Mr. Kneeland, would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Plummer, Asplund and Gottsegen.

(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Gottsegen. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(4)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Kneeland’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Kneeland, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Kneeland.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the NEOs’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2014, the Company’s non-executive chairman received total annual compensation of $450,058, with (i) $200,000 paid in cash, in arrears, quarterly, at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $250,058 paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

For 2014, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

•

annual retainer fees of (i) $80,000 for serving as director, (ii) $25,000 through March 31st and $30,000 thereafter, on a pro-rated basis for serving as Chairman of the Audit Committee, (iii) $20,000 through March 31st and $25,000 thereafter, on a pro-rated basis for serving as Chairman of the Compensation Committee, (iv) $15,000 for serving as Chairman of the Nominating and Corporate Governance Committee, (v) $15,000 for serving as Chairman of the Risk Committee and (vi) $15,000 through March 31st and $20,000 thereafter, on a pro-rated basis for serving as Chairman of the Strategy Committee;

•

annual retainer fees of (i) $12,500 through March 31st and $15,000 thereafter, on a pro-rated basis for serving as a member of the Audit Committee, (ii) $10,000 through March 31st and $12,500 thereafter, on a pro-rated basis for serving as a member of the Compensation Committee, (iii) $7,500 for serving as a member of the Nominating and Corporate Governance Committee, (iv) $7,500 for serving as a member of the Risk Committee and (v) $7,500 through March 31st and $10,000 thereafter, on a pro-rated basis for serving as a member of the Strategy Committee; and

•	an annual equity grant of $125,076 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2014.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of the Company’s common stock equal to the deferred amount, and the account is fully vested at all times.

In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2014

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2014.

Name(1)	Fees Earned in Cash 2014 ($)		Stock Award(2)(3) ($)	Total ($)
Jenne K. Britell, Ph.D.	200,000		250,058	450,058
José B. Alvarez	99,768		125,076	224,844
Bobby J. Griffin	120,651	(4)	125,076	245,727
Pierre E. Leroy	101,267		125,076	226,343
Singleton B. McAllister	111,267		125,076	236,343
Brian D. McAuley	109,685		125,076	234,761
John S. McKinney	116,267		125,076	241,343
James H. Ozanne	99,178		125,076	224,254
Jason D. Papastavrou, Ph.D.	109,384		125,076	234,460
Filippo Passerini	106,555		125,076	231,631
Donald C. Roof	108,644		125,076	233,720
Keith Wimbush	99,384		125,076	224,460

(1)	As of December 31, 2014, Ms. McAllister had 3,000 outstanding stock options. As of December 31, 2014, Messrs. Alvarez, Leroy, McAuley, McKinney, Ozanne, Passerini, Roof and Wimbush, and Ms. McAllister had 6,901 outstanding RSUs each; Dr. Britell had 24,016 outstanding RSUs; and Dr. Papastavrou had 24,582 outstanding RSUs. As of December 31, 2014, Mr. Griffin had 29,763 outstanding RSUs and RSUs from deferral of cash compensation. As of December 31, 2014, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding: Dr. Britell, 20,168; Mr. Alvarez, 12,578; Mr. Leroy, 2,604; Ms. McAllister, 14,907; Mr. McAuley, 16,411; Mr. McKinney, 3,077; Mr. Ozanne, 14,965; Dr. Papastavrou, 3,036; Mr. Passerini, 17,407; Mr. Roof, 8,500 (the Donald and Patricia Roof Family Limited Partnership II); Mr. Wimbush, 7.

(2)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2014. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is based on the closing price per share of the Company’s common stock of $93.34 on May 7, 2014, the grant date.

(3)	Each non-management director received an award of 1,340 RSUs on May 7, 2014, except for Dr. Britell, who received 2,679 RSUs as the equity component of her compensation arrangement as non-executive Chairman of the Company. For purposes of determining the number of RSUs to grant, the closing price per share of the Company’s common stock of $93.34 on May 7, 2014 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from the director fees discussed above. All RSUs granted to non-management directors in 2014 are fully vested as of the date of grant but are not settled until the earlier of (i) May 7, 2017, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)	Represents cash compensation earned in 2014, which was deferred, resulting in the issuance of fully vested RSUs.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,610,942	(1)	$19.99	4,967,413	(2)

(1)	Consists of awards issued under the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 2,064,098 restricted stock units and 546,844 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)	Consists of shares available under the Second Amended and Restated 2010 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock as of March 17, 2015, (ii) each director and certain named executive officers of the Company as of March 17, 2015 and (iii) all of the Company’s directors and executive officers as a group as of March 17, 2015.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 17, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,331,871	(1)	5.3%
The Vanguard Group	8,165,331	(2)	8.18%

(1)	Derived from a Schedule 13G/A filed with the SEC on February 9, 2015, by BlackRock, Inc. with respect to holdings as of January 12, 2015. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,331,871 shares, of which it has sole power to vote or direct the vote of 4,550,346 shares and the sole power to dispose or to direct the disposition of 5,331,871 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10022.

(2)	Derived from a Schedule 13G filed with the SEC on February 10, 2015, by The Vanguard Group with respect to holdings as of February 9, 2015. According to the Schedule 13G, The Vanguard Group is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) of the Exchange Act. Vanguard Group, Inc. is the beneficial owner of 8,165,331 shares, of which it has sole power to vote or direct the vote of 171,393 shares, the sole power to dispose or to direct the disposition of 8,002,838 shares and shared power to dispose or to direct the disposition of 162,493 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all executive officers and directors as a group is set forth in the following table as of March 17, 2015, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Michael J. Kneeland	591,708	(3)	*
William B. Plummer	276,284	(4)	*
Matthew J. Flannery	64,359	(5)	*
Dale A. Asplund	24,863	(6)	*
Jonathan M. Gottsegen	10,005		*
Jenne K. Britell	44,184	(7)	*
José B. Alvarez	19,479	(8)	*
Bobby J. Griffin	29,763	(9)	*
Pierre E. Leroy	9,505	(10)	*
Singleton B. McAllister	21,808	(11)	*
Brian D. McAuley	23,312	(12)	*
John S. McKinney	6,908	(13)	*
James H. Ozanne	21,866	(14)	*
Jason D. Papastavrou	27,618	(15)	*
Filippo Passerini	24,308	(16)	*
Donald C. Roof	15,401	(17)	*
Keith Wimbush	6,908	(18)	*
All executive officers and directors as a group (18 persons)	1,218,279	(19)	1.3%

*	Less than 1%

(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 355,461 outstanding shares, 227,248 shares issuable upon the exercise of currently exercisable stock options and 8,999 shares held indirectly through a retirement plan.

(4)	Consists of 59,701 outstanding shares and 216,583 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of 35,776 outstanding shares and 28,583 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of 24,622 outstanding shares and 241 shares issuable upon settlement of RSUs that are scheduled to vest in May 2015.

(7)	Consists of 20,168 outstanding shares and 24,016 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 12,289 RSUs is deferred until June 2015, settlement of 9,048 RSUs is deferred until May 2016 and settlement of 2,679 RSUs is deferred until May 2017, subject to acceleration under certain conditions).

(8)	Consists of 12,578 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(9)	Consists of 21,808 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 2,949 RSUs is deferred until May 2019, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,340 RSUs is deferred until May 2022, subject to acceleration in certain conditions) and 7,955 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(10)	Consists of 2,604 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(11)	Consists of 14,907 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(12)	Consists of 16,411 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(13)	Consists of 7 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(14)	Consists of 14,965 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 3,841 RSUs is deferred until June 2020 and settlement of 1,720 RSUs is deferred until May 2021, subject to acceleration in certain conditions).

(15)	Consists of 3,036 outstanding shares and 24,582 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2016, settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021, and settlement of 4,289 RSUs is deferred until May 2022, subject to acceleration in certain conditions).

(16)	Consists of 17,407 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(17)	Consists of 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 3,841 RSUs is deferred until June 2020 and settlement of 1,720 RSUs is deferred until May 2021, subject to acceleration in certain conditions) and 8,500 shares held indirectly through the Donald and Patricia Roof Family Limited Partnership II.

(18)	Consists of 7 outstanding shares and 6,901 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,841 RSUs is deferred until June 2015, settlement of 1,720 RSUs is deferred until May 2016 and settlement of 1,340 RSUs is deferred until May 2017, subject to acceleration in certain conditions).

(19)	Consists of 587,655 outstanding shares, 472,414 shares issuable upon the exercise of currently exercisable stock options, 140,711 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 8,500 shares held indirectly through a limited partnership and 8,999 shares held indirectly through the Company’s retirement plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•

transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•

transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed in January 2015. A copy of the current charter is available on our website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and, with management and EY, EY’s audit report on internal control over financial reporting as of December 31, 2014.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2014 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

John S. McKinney (Chairman)

Bobby J. Griffin

James H. Ozanne

Jason D. Papastavrou

Donald C. Roof

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed EY as independent registered public accounting firm to audit the financial statements and the internal control over financial reporting of the Company for 2015, subject to ratification by stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the 2015 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by EY for fiscal years 2014 and 2013.

	2014	2013
Audit Fees	$3,042,762	$2,585,127
Audit-Related Fees	$87,000	$110,000
Tax Fees	$80,945	$65,668
All Other Fees	$2,015	$2,015

Total	$3,212,722	$2,762,810

Audit Fees.    Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of our quarterly reports on Form 10-Q. These fees included fees for services related to audits of the Company’s employee benefit plans in fiscal 2014 and fiscal 2013.

Tax Fees.    Tax fees consist of fees for services rendered for tax compliance, tax advice, tax planning and tax audit assistance, totaling $80,945 in fiscal 2014, and $65,668 in fiscal 2013.

All Other Fees.    All other fees consist of fees for services, other than services described in the above three categories, totaling $2,015 for both fiscal 2014 and fiscal 2013, respectively, principally including support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2014 and 2013.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. Currently, Mr. McKinney exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2015 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation will be held in 2016.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers.    The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the named executive officers to create value for our stockholders substantial percentage of our compensation is performance-based equity compensation subject to certain forfeiture provisions. The Company has determined to make more significant use of performance-based securities that vest based on the achievement of certain performance goals. These performance-based securities are directly linked to the Company’s financial performance metrics and vest based on these metrics, as opposed to time-based securities, which vest based simply on continued employment.

Financial performance and stockholder return.    The Company had a strong year with respect to certain of its key performance metrics in 2014:

•

Total revenue increased 14.7% from $4,955 million to $5,685 million (on a pro-forma basis, assuming the combination of the Company and National Pump[1] for the full years 2014 and 2013, total revenue increased 11.3% from $5,163 million to $5,474 million);

•	Adjusted EBITDA increased from $2,293 million to $2,718 million;

•	Rental rates increased 4.5%; and

•	Our stock price increased from $77.95 at December 31, 2013 to $102.01 at December 31, 2014, representing a total stockholder return of 30.9%.

Best practices and strong governance standards.    Our compensation program includes the best practices and governance features discussed below:

•

Each of Messrs. Kneeland, Plummer, Flannery and Gottsegen’s employment agreements, as well as our current equity award agreements and those used in the past three years, include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently became subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the executive officer;

•	Our compensation program does not provide for special perquisites for our named executive officers, aircraft usage or tax gross-ups (except in the case of corporate relocations); and

[1]

In April 2014, we acquired assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”).

•

We maintain stock ownership guidelines for our named executive officers and other officers with a title of vice president and above which required compliance by February 2015. Until the guidelines are met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our named executive officers had satisfied such guidelines when their holdings were measured as of March 2015.

Strong stockholder support.    Every year, since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the named executive officers. Last year, approximately 98% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our named executive officers.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 20 of this proxy statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

OTHER MATTERS

Other Matters to be Presented at the 2015 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

•

if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2014 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2014, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock.

Stockholder Proposals for the 2016 Annual Meeting

A stockholder proposal for business to be brought before the 2016 annual meeting of stockholders will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before November 25, 2015; or

•

if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary on or after January 7, 2016 but on or before February 6, 2016 (unless the 2016 annual meeting is not scheduled to be held within the period between April 6, 2016 and June 6, 2016, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2016 annual meeting or send a qualified representative to present such proposal.

Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

☐  ¢

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Jonathan M. Gottsegen or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 6, 2015 at 9:00 a.m., Central time, at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 6, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Wednesday, May 6, 2015:

The Notice of and Proxy Statement for the 2015 Annual Meeting of Stockholders

and the Company’s 2014 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,

“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors							FOR	AGAINST	ABSTAIN
		FOR	AGAINST	ABSTAIN			James H. Ozanne	☐	☐	☐
	Jenne K. Britell	☐	☐	☐			Jason D. Papastavrou	☐	☐	☐
	José B. Alvarez	☐	☐	☐			Filippo Passerini	☐	☐	☐
	Bobby J. Griffin	☐	☐	☐			Donald C. Roof	☐	☐	☐
	Michael J. Kneeland	☐	☐	☐			Keith Wimbush	☐	☐	☐
	Singleton B. McAllister	☐	☐	☐		2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	Brian D. McAuley	☐	☐	☐		3.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐
	John S. McKinney	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:        Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 6, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Wednesday, May 6, 2015: The Notice of and Proxy Statement for the 2015 Annual Meeting of Stockholders and the Company’s 2014 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,

“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors
	FOR	AGAINST	ABSTAIN		James H. Ozanne	☐	☐	☐
Jenne K. Britell	☐	☐	☐		Jason D. Papastavrou	☐	☐	☐
José B. Alvarez	☐	☐	☐		Filippo Passerini	☐	☐	☐
Bobby J. Griffin	☐	☐	☐		Donald C. Roof	☐	☐	☐
Michael J. Kneeland	☐	☐	☐		Keith Wimbush	☐	☐	☐
Singleton B. McAllister	☐	☐	☐	2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
Brian D. McAuley	☐	☐	☐	3.	Advisory approval of the Company’s Executive Compensation.	☐	☐	☐
John S. McKinney	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.